Exhibit 99.1

NEW YORK TIMES CHIEF FINANCIAL OFFICER JAMES FOLLO TO RETIRE IN EARLY 2018

NEW YORK, October 25, 2017 - The New York Times Company announced today that James M. Follo, executive vice president and chief financial officer, plans to retire in early 2018.

“For more than a decade, Jim has played a key strategic role in helping to transform The New York Times into the company we are today, the most successful digital news subscription business in the world. His financial expertise and keen insight into the media business have served us well over a period of enormous transition for our Company,” said Mark Thompson, president and chief executive officer. “I’m grateful for his many contributions, which include: the strong finance team he built and led; the solid relationships he established with the investment community; and his constant focus on creating value for our shareholders. On a personal note, he’s been a trusted adviser and friend to both me and to our publisher and we wish him all the best when he begins his next chapter early next year.”

Mr. Follo said, “Working for The New York Times Company for the past ten years has been a great honor and a privilege. I’ve been particularly lucky to have served in this role for such a pivotal period in the Company’s history, one of enormous change and innovation in all parts of the business. The Times’s mission has never been more important and I firmly believe that the Company is well positioned for continued success.”

The Company will retain a leading executive search firm to help identify Mr. Follo’s successor and will consider candidates from both inside and outside the organization.

Mr. Follo joined The Times in January 2007 as senior vice president and chief financial officer. He was named an executive vice president in April 2013.

About The New York Times Company

The New York Times Company is a global media organization dedicated to enhancing society by creating, collecting and distributing high-quality news and information. The Company includes The New York Times, NYTimes.com and related properties. It is known globally for excellence in its journalism, and innovation in its print and digital storytelling and its business model. Follow news about the Company at @NYTimesComm.

Press: Eileen Murphy; eileen.murphy@nytimes.com

Investors: Harlan Toplitzky; harlan.toplitzky@nytimes.com